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                                                                    EXHIBIT 99.3


                            EXCHANGE AGENT AGREEMENT

                                 EXCHANGE OFFER


As of ___________, 1997


United States Trust Company of New York
114 West 47th Street
New York, New York 10036-1532

Ladies and Gentlemen:

James Cable Partners, L.P., a Delaware limited partnership, and James Cable Finance Corp., a Michigan corporation (collectively, the "Issuers"), are offering (the "Exchange Offer") to exchange $1,000 principal amount of their 10 3/4% Series B Senior Notes due 2004 (the "Exchange Notes") for each $1,000 principal amount of their 10 3/4% Senior Notes due 2004 (the "Notes"), upon the terms and conditions set forth in the Prospectus dated ________________, 1997 (the "Prospectus") and the related Letter of Transmittal (the "Letter of Transmittal") and Notice of Guaranteed Delivery (the "Notice of Guaranteed Delivery"), copies of all of which are attached to this Agreement as Exhibit A.

The Exchange Offer is being made by the Issuers to any and all holders of the Notes who were such on or about __________________, 1997 or who become such prior to the Expiration Date of the Exchange Offer. The Letter of Transmittal that will accompany the Prospectus, which is addressed to you and is to be used by holders of the Notes to accept the Exchange Offer, contains instructions with respect to the delivery of certificates for, or book-entry delivery of, Notes tendered in the Exchange Offer.

This will confirm our agreement with you to act as Exchange Agent in connection with the Exchange Offer. In such capacity, you will act as agent for the holders of the Notes to receive and exchange Exchange Notes for Notes tendered pursuant to the Exchange Offer. In carrying out your duties as Exchange Agent, you are to act in accordance with the following:

1. The Exchange Offer will expire at 5:00 p.m., New York City time, on _____________________ (the "Initial Expiration Date") or at any subsequent time to which the Issuers may extend the Exchange Offer. The Issuers expressly reserve the right to extend the Exchange Offer from time to time by giving written notice to you before 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. In this Agreement, "Expiration Date" means the later of the Initial Expiration Date or the latest time and date to which the Exchange Offer may be so extended.



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2.    Promptly following the commencement of the Exchange Offer, you will establish a book entry account with The Depository Trust Corporation ("DTC") for purposes of the Exchange Offer. Any financial institution that is a participant in DTC may make book-entry delivery of Notes by causing DTC to transfer such Notes into the account maintained by you pursuant to this paragraph in accordance with procedures for such transfer. However, although delivery of Notes may be effected through book-entry transfer, the Letter of Transmittal (or a facsimile thereof) with any required signature guarantees and any other documents must, in any case, be received by you in order for such Notes to be properly tendered.

3. You are to examine the Letters of Transmittal, the certificates for Notes and the other documents delivered or mailed to you in connection with tenders of Notes to ascertain whether they are filled out and executed in accordance with the instructions set forth in the Letter of Transmittal. If any Letter of Transmittal has been improperly completed or executed, or the certificates for Notes accompanying such Letter of Transmittal are not in proper form for transfer (as required by the instructions) or are not received, or no Automated Tender Offer Program ("ATOP") message with respect to delivery of book-entry Notes has been received, or if some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to take such action as may be necessary to cause such irregularity to be corrected.

4. If a holder desires to tender Notes pursuant to the Exchange Offer but such holder's certificates for such Notes are not immediately available, or time will not permit all required documents to reach you before the Expiration Date, or the procedure for book-entry tender cannot be completed on a timely basis, such Notes may nevertheless be tendered if all the following conditions are satisfied:

         (i) the tender is made by or through an Eligible Institution (as defined in the Prospectus);

        (ii) a properly completed and duly executed Notice of Guaranteed Delivery is received by you as provided below before the Expiration Date; and

       (iii) the certificates for all tendered Notes, in proper form for transfer (or a confirmation of a book-entry transfer of such Notes into your account at DTC), together with a properly completed and duly executed Letter of Transmittal (or facsimile) and any other documents required by the Letter of Transmittal, are received by you within three New York Stock Exchange trading days after the Expiration Date.






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The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, telex, facsimile transmission or mail to you and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

If necessary or advisable, you may communicate with Eligible Institutions which have tendered Notes by means of the procedures described above to ascertain additional information in connection therewith.

Notwithstanding any other provision of this Agreement, exchange for Notes tendered pursuant to the Exchange Offer will in all cases be made only after timely receipt by you of certificates for such Notes (or a confirmation of a book-entry transfer), a properly completed and duly executed Letter of Transmittal (or a facsimile) and any other documents required by the Letter of Transmittal.

5. Determination of all questions as to the validity, form, eligibility (including timeliness of receipt) and acceptance of any Notes tendered or delivered shall be determined by you on behalf of the Issuers in the first instance, but final decisions on all matters shall be made by the Issuers. The Issuers will reserve in the Prospectus the absolute right to reject any or all tenders of Notes not properly tendered or any Notes the acceptance of which would, in the opinion of the Issuers's counsel, be unlawful and to waive any of the conditions of the Exchange Offer or any defect or irregularity in the tender of any Notes, and the Issuers' interpretation of the terms and conditions of the Exchange Offer will be final and binding.

6. Exchange Notes issuable in exchange for Notes duly tendered shall be delivered as soon as practicable after notice of acceptance of the Notes by the Issuers is received by you.

      Notes tendered pursuant to the Exchange Offer may be withdrawn as set forth in the section of the Prospectus entitled "The Exchange Offer -- Withdrawals of Tenders." As promptly as possible after notification of such withdrawal, you shall return the certificates for such Notes to, or in accordance with the instruction of, such noteholder and such Notes shall no longer be considered properly tendered. All questions as to the form and validity of notices of withdrawal, including timeliness of receipt, shall be determined by the Issuers, whose determination shall be final and binding.

7. On each business day up to and including the Expiration Date you shall advise by telephone, not later than 5:00 p.m., New York City time, any of William R. James, C. Timothy Trenary or Daniel K. Shoemaker, each an officer of the Issuers, at 248-647-1080, and such other persons as any of them may direct in writing, of the principal amount of Notes which have been duly tendered on that day, stating separately the principal amount of Notes tendered by book-entry





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      delivery, the principal amount of Notes tendered by Notice of Guaranteed
      Delivery, the principal amount of Notes tendered about which you have questions concerning validity and the cumulative principal amount of Notes tendered through the time of such call. Promptly thereafter (by the next business day), if requested, you shall confirm such advice to one person in each of the above groups in writing, to be transmitted by telecopier, pouch or other special form of delivery. You shall also inform the those persons, and such other persons as may be designated by any of them, upon request made from time to time, of such other information as any of them may request, including, without limitation, the names and addresses of registered holders of tendered Notes.

8. Originals of Letters of Transmittal or facsimile transmissions submitted in lieu of Letters of Transmittal pursuant to the Prospectus prior to the Expiration Date shall be preserved by you in accordance with your standard practices. If any Letters of Transmittal or facsimiles are received by you on or after the Expiration Date, such documents shall be stamped by you to show the date and time of receipt. You shall keep a record of whether you have received executed Letters of Transmittal with respect to Notes tendered by ATOP.

9. You shall follow and act upon these instructions, and upon any further instructions given to you in connection with the Exchange Offer, any of which may be given to you by either Issuer or such other persons as either of them may authorize.

10. If, pursuant to the provisions of Instruction 3 of the Letter of Transmittal, fewer than all the Notes evidenced by any certificate submitted to you are to be tendered, you shall, promptly after the Expiration Date, return a new certificate for the remainder of such Notes not being tendered to, or in accordance with the instructions of, each of such noteholders who has made a partial tender of Notes.

11. The Issuers shall not be required to exchange any Notes tendered if there shall occur any of the events set forth in the Section of the Prospectus entitled "The Exchange Offer -- Conditions" or if any of the other conditions set forth in the Prospectus are not met. Notice of any decision by the Issuers not to exchange any Notes tendered shall be given in writing by the Issuers to you.

12. If, pursuant to the Exchange Offer, the Issuers do not accept for exchange all or part of the Notes tendered, you shall promptly, after receipt of instructions from the Issuers, return the deposited certificates for such Notes or, as the case may be, issue an ATOP message with respect to Notes tendered by book-entry delivery, with any related required documents that are in your possession, to or in accordance with the instructions of the persons who deposited the same, together with a notice in form satisfactory to the Issuers explaining the reasons for their return.





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13.   Certificates for unexchanged Notes, or newly issued certificates for
      Exchange Notes, shall be forwarded promptly by first-class mail under a blanket surety bond protecting you and the Issuers from loss or liability arising out of the non-receipt or non-delivery of such certificates.

14.   As Exchange Agent hereunder you:

      (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of the Notes or any certificates for Notes deposited with you pursuant to the Exchange Offer and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

      (b) shall not initiate any legal action hereunder without written approval of the Issuers and then only upon such reasonable indemnity as you may request;

      (c) may rely on and shall be protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and believed by you to be genuine and to have been signed by the proper party or parties;

      (d) may rely on and shall be protected in acting upon written instructions from any of the persons set forth in clause (a) of paragraph 7 hereof with respect to any matter relating to your actions as Exchange Agent specifically covered by this Agreement, or supplementing or qualifying any such actions;

      (e) may consult counsel satisfactory to you (including counsel for the Issuers), and the written advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with the opinion of such counsel;

      (f) shall not at any time solicit any person to tender Notes pursuant to the Exchange Offer or otherwise advise any person tendering Notes pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of either the Notes or the Exchange Notes.

15. It is understood and agreed that the securities (the "Property") to be deposited with or received by you as Exchange Agent from the Issuers and tendering noteholders constitute a special trust account, held solely for the benefit of the Issuers and the noteholders tendering Notes, as their respective interests may appear. Such Property need not be segregated from the securities, money, assets or properties of you or any other person, firm or corporation except to the extent





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      required by law. You hereby waive any and all rights of lien, attachment or setoff whatsoever, if any, against the Property so to be deposited, whether such rights arise by reason of statutory or common law, by contract or otherwise.

16. For services rendered as Exchange Agent hereunder, you shall be entitled to payment as specified in Schedule A attached hereto.

17. The Issuers, jointly and severally, covenant and agree to indemnify you and to hold you harmless against any costs, expenses (including reasonable fees of your legal counsel), losses or damages which may be paid, incurred or suffered by you or to which you may become subject, arising from or out of, directly or indirectly, any claim or liability resulting from your actions as Exchange Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and you shall not be indemnified and held harmless with respect to, such costs, expenses, losses and damages incurred or suffered by you as a result of, or arising out of, your negligence, bad faith or willful failure to perform your obligations hereunder. Promptly after you have received any written assertion of a claim or have been served with a summons or other first legal process giving information as to the nature and basis of the claim, you shall notify the Issuers, by letter or by cable or telex confirmed by letter, of the written assertion of such claim against you or of any action commenced against you or of the service of any summons on you, or other first legal process giving information as to the nature and basis of the claim. The Issuers will be entitled to participate at their own expense in the defense. If the Issuers so elect at any time after receipt of such notice and agree in writing that such claim is a claim for which you are entitled to be indemnified and held harmless hereunder or if you in such notice request and the Issuers agree, the Issuers will assume the defense of any suit brought to enforce any such claim. In the event the Issuers assume the defense of any such suit, the Issuers may select counsel of their own choosing for such purpose provided such counsel is reasonably satisfactory to you, and the Issuers will not be liable for the fees and expenses of any additional counsel thereafter retained by you, except that if you have reasonably concluded that there may be legal defenses available to you which are not available to the Issuers, you shall have the right to select separate counsel and to assume such legal defense and to otherwise participate in the defense of such action at the Issuers' expense. The Issuers shall not be required to pay for any settlement made without their consent.

18. This Agreement and your appointment as Exchange Agent shall be governed and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of the parties hereto.






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19.   This Agreement may be executed in separate counterparts, each of which when executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

20. This Agreement may not be amended except in a writing executed by the Issuers and you.

If the foregoing is acceptable to you, please acknowledge receipt of this letter and confirm the arrangements herein provided by signing and returning the enclosed copy hereof.

Sincerely,

James Cable Partners, L.P.                           James Cable Finance Corp.

By:   James Communications Partners,
      a Michigan co-partnership,
      its General Partner                       By:
                                                          William R. James
By:   Jamesco, Inc., a Michigan                           President
      corporation, its Partner



By:
      William R. James
      President

Accepted and agreed to as of the
date first above written:

United States Trust Company of
 New York, as Agent



By:
      Name:
      Title:



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                                   SCHEDULE A


                           JAMES CABLE PARTNERS, L.P.

                                SCHEDULE OF FEES
                                   TO ACT AS
                                 EXCHANGE AGENT

                            $100 MM 144A Debt Issue






      As Exchange Agent                                   $4,500.00
      (applicable only upon
      conversion to public debt)